News Release	1501 Front St., P.O. Box 790 Morgan City, Louisiana 70381 (985) 702-0195

For Immediate Release To: Analysts, Financial Community, Media	For Information Contact: Lew Derbes (985) 702-0195 LJDerbes@ConradIndustries.com

Conrad Industries Reports Third Quarter 2003 Results And Announces New Contract Award

Morgan City, Louisiana (November 5, 2003) -- Conrad Industries, Inc. (Nasdaq: CNRD) reported a net loss of $827,000 and loss per diluted share of $0.11 for the three months ended September 30, 2003 compared to a net loss of $263,000 and loss per diluted share of $0.04 for the third quarter of 2002. The loss for the nine months ended September 30, 2003 was $1.9 million and the loss per diluted share was $0.26 compared to net income before a cumulative effect of a change in accounting principle of $495,000 and earnings before a cumulative effect of a change in accounting principle per diluted share of $0.07 for the first nine months of 2002.

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards Board No. 142, ("SFAS No. 142"), "Goodwill and Other Intangibles Assets," which resulted in a $4.5 million non-cash charge for the impairment of goodwill, which was recorded as a cumulative effect of change in accounting principle for the nine months ended September 30, 2002. The recording of this non-cash charge for the impairment of goodwill resulted in a net loss of $4.0 million ($0.55 diluted EPS) for the nine months ended September 30, 2002.

Revenues for the three months ended September 30, 2003 were $6.7 million compared to $9.4 million for the third quarter of 2002. Revenues for the nine months ended September 30, 2003 were $26.5 million compared to $30.4 million for the same period of the prior year. The Company's backlog was $36.3 million at September 30, 2003, as compared to $36.2 million at December 31, 2002, and $32.7 million at September 30, 2002.

The Company recorded a gross loss of $7,000 (-0.1% of revenue) for the three months ended September 30, 2003 as compared to gross profit of $1.1 million (11.7% of revenue) for the third quarter of 2002. Gross profit was $741,000 (2.8% of revenue) for the nine months ended September 30, 2003, as compared to gross profit of $4.9 million (16.2% of revenue) for the first nine months of 2002.

Vessel construction segment revenue for the current quarter decreased 30.6% and 41.0% as compared to vessel construction revenue for the second quarter of 2003 and third quarter of 2002, respectively. Vessel construction segment revenue for the first nine months of 2003 decreased 20.2% compared to the same period of the prior year. Vessel construction hours for the third quarter and first nine months of 2003 decreased 26.9% and 8.8%, respectively, when compared to the same periods in 2002. The decrease in revenue in the nine month period is primarily a result of changes in the estimates at completion associated with increased production hours encountered during the delivery phase of various contracts.

Kenneth G. "Jerry" Myers, Jr., Conrad's President and CEO commented, "The vessel construction segment of our business continues to be depressed as a result of low volume providing a lower base for overhead absorption. We have now completed and delivered all four of the vessels for the commercial project which negatively impacted our results for the first eight months of 2003. We have recently transitioned from design to production on several major contracts. As a result, we expect new construction revenues and gross profits to improve in the fourth quarter, although we expect most of the impact to occur in the first quarter of 2004 and thereafter.

At the end of the quarter, our backlog was $36.3 million and, subsequent to the end of the quarter, the Company was awarded an $8.8 million contract for two 5,000 cubic yard dump scows for a commercial customer. In addition, we have seen increased bid activity in the vessel construction segment of our business and we remain cautiously optimistic that ongoing discussions with various customers will result in additional projects that will further add to our backlog in the near future."

Repair segment revenue decreased 22.2% compared to the second quarter of 2003 while repair segment gross profit increased 238.6% compared to the prior quarter. Repair segment revenue and gross profit increased 26.6% and 171.3%, respectively, as compared to repair segment revenue and gross profit in the third quarter of 2002. Repair segment revenue increased 7.9% while repair segment gross profit decreased 45.0% for the first nine months of 2003 when compared to the same period of last year. The repair segment hours for the third quarter and first nine months of 2003 increased 3.6% and 5.0%, respectively, when compared to the same periods in 2002.

Mr. Myers added, "The repair segment continues to be difficult due to the continued decreased activity in the offshore oil and gas markets. We have recently seen an increase in repair and conversion activity and are hopeful that it is more than just normal seasonal workload patterns; however, there continues to be little to no visibility at this time into the repair market. We are excited about the opportunities that our newest facility in Amelia, Louisiana provides. The facility was opened in February 2003, and has opened up some markets for the Company from which we have historically been limited from participating. We have now moved four of our drydocks to the facility.

We continue to operate in a depressed market place and have experienced some difficulties on certain major vessel construction projects. As a result, the Company has taken several actions in order to adapt to the changing market conditions. First, our current backlog of approximately 99% government contracts demonstrates our ability to maintain flexibility and diversify our product lines. In addition, in the middle of the third quarter, the Company implemented an aggressive cost reduction plan, designed to achieve approximately $1 million in savings on an annualized basis. The plan includes among other items a 5% salary reduction for management and an increase in employee contributions for health insurance. Also, the Company was able to obtain better rates on some of its insurance programs, and has also increased the deductible on its workers' compensation program to take advantage of the Company's excellent safety performance."

During the third quarter, the Company completed the financing for the previously announced expansion into the aluminum marine fabrication, repair and construction business and began the development of the new facility. This expansion includes a 37,500 square foot two bay building, six overhead cranes and a 300 ton travel lift.

Mr. Myers commented further, "The expansion activities for our new aluminum facility are progressing well, and we expect to be ready to accept repair and conversion work in the next couple of weeks. The new construction building is being erected and should be ready to commence operations late in the fourth quarter of 2003. We have received a number of indications of interest in our expanded aluminum repair capabilities and are in discussions with potential customers for new aluminum construction. Although we do not expect Conrad Aluminum to have a significant impact on our fourth quarter revenues, we are optimistic about our potential for 2004 and beyond."

Conrad Industries, Inc., established in 1948 and headquartered in Morgan City, Louisiana designs, builds and overhauls tugboats, ferries, liftboats, barges, offshore support vessels and other steel and aluminum products for both the commercial and government markets. The company provides both repair and new construction services at its four shipyards located in southern Louisiana and Texas.

All statements in this press release other than statements of historical fact are forward-looking statements, which are subject to a number of risks, uncertainties and assumptions. These include Conrad's reliance on cyclical industries, principal customers and government contracts, its ability to finalize contracts on projects for which it has bid, and its ability to perform contracts at costs consistent with estimated costs used in bidding the contracts. Actual results may differ materially from those expected or projected. These and other risks are discussed in more detail in Conrad Industries, Inc.'s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Conrad Industries, Inc.
Selected Balance Sheet Information	September 30,	December 31,
(In thousands)	2003	2002

Cash	$ 4,316	$ 6,427
Working capital	$ 5,746	$ 9,447
Property, plant & equipment, net	$ 33,008	$ 29,430
Total assets	$ 57,180	$ 53,841
Long term debt, including current
portion	$ 17,090	$ 13,223
Shareholders' equity	$ 30,347	$ 32,215

	Three months ended	Nine months ended
Conrad Industries, Inc. Summary Results of Operations	September 30,	September 30,
(In thousands, except per share amounts)
Statement of Operations Data:	2003	2002	2003	2002
Revenue:
Vessel construction	$ 4,493	$ 7,618	$ 17,765	$ 22,266
Repair and conversions	2,229	1,761	8,769	8,125
Total revenue	6,722	9,379	26,534	30,391
Cost of revenue:
Vessel construction	4,597	6,383	17,640	18,477
Repair and conversions	2,132	1,897	8,153	7,005
Total cost of revenue	6,729	8,280	25,793	25,482
Gross (loss) profit:
Vessel construction	(104)	1,235	125	3,789
Repair and conversions	97	(136)	616	1,120
Total gross (loss) profit	(7)	1,099	741	4,909
S G & A expenses	1,157	1,150	3,344	3,617
Terminated acquisition costs (1)	-	350	-	350
(Loss) income from operations	(1,164)	(401)	(2,603)	942
Interest Expense	132	38	305	200
Other expenses (income), net	(22)	(9)	(34)	(24)
(Loss) income before income taxes	(1,274)	(430)	(2,874)	766
(Benefit) provision for income taxes	(447)	(167)	(1,000)	271
(Loss) income before cumulative effect of change in accounting principle	(827)	(263)	(1,874)	495
Cumulative effect of change in accounting principle (2)	-	-	-	(4,500)
Net (loss) income	$ (827)	$ (263)	$ (1,874)	$ (4,005)

Net income per common share:
Basic and diluted (loss) income per share:
(Loss) income before cumulative effect of change in accounting principle	$ (0.11)	$ (0.04)	$ (0.26)	$ 0.07
Cumulative effect of change in accounting principle (1)	$ -	$ -	-	$ (0.62)
Basic and diluted (loss) income per share	$ (0.11)	$ (0.04)	$ (0.26)	$ (0.55)

Weighted average common shares outstanding:
Basic	7,233	7,230	7,233	7,229
Diluted	7,233	7,230	7,233	7,229

EBITDA (3)	$ (589)	$ 66	$ (956)	$ 2,385
EBITDA as a percent of revenue	-8.8%	0.7%	-3.6%	7.8%

Net cash provided by operating activities	$ 1,164	$ 2,513	$ 1,912	$ 4,040

Operating data: Production labor hours	82	97	337	348

Depreciation & Amortization:
Vessel construction	$ 224	$ 194	$ 667	$ 628
Repair and conversions	235	147	657	465
Included in SG&A	94	117	289	326
Total depreciation & amortization	$ 553	$ 458	$ 1,613	$ 1,419

(1)	Represents deferred acquisition costs related to the terminated proposed acquisition of Swiftships Shipbuilders, LLC and Swiftships Technologies, LLC.
(2)	The Company recorded a $4.5 million non-cash charge for the impairment of goodwill resulting from the adoption of Statement of Financial Accounting Standards Board No. 142, "Goodwill and Other Intangible Assets."
(3)	Represents income before deduction of interest, taxes, depreciation and amortization. EBITDA is not a measure of cash flow, operating results or liquidity as determined by generally accepted accounting principles. The Company has included information concerning EBITDA as supplemental disclosure because management believes that EBITDA provides meaningful information regarding a company's historical ability to incur and service debt. EBITDA as defined and measured by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA should not be considered in isolation or as an alternative to, or more meaningful than, net income or cash flow provided by operations as determined in accordance with generally accepted accounting principles as an indicator of the Company's profitability or liquidity.

The following table sets forth a reconciliation of net cash provided by operating activities to EBITDA for the periods presented (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2003	2002	2003	2002

Net cash provided by operating activities	$ 1,164	$ 2,513	$ 1,912	$ 4,040
Interest expense	132	38	305	200
(Benefit) provision for income taxes	(447)	(167)	(1,000)	271
Deferred income tax benefit (provision)	17	(54)	84	174
Gain on sale of assets	23	-	23	-
Changes in operating assets and liabilities	(1,478)	(2,264)	(2,280)	(2,300)
EBITDA	$ (589)	$ 66	$ (956)	$ 2,385